February 10, 2015	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON EXHIBIT 5.1

PostRock Energy Corporation

210 Park Avenue

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

In connection with the issuance, from time to time after the date hereof, by PostRock Energy Corporation, a Delaware corporation (the “Company”), of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) having an aggregate offering price of up to $3,800,000 (the “Shares”) pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-195899) (as amended, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated September 4, 2014, as supplemented by the prospectus supplement relating to the sale of the Shares dated February 10, 2015 (as so supplemented, the “Prospectus”), to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Shares are being passed upon for you by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof (the “Form 8-K”).

We have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Charter Documents”), the At-the-Market Issuance Sales Agreement, dated as of February 10, 2015, between the Company and MLV & Co. LLC (“MLV”), relating to the sale of the Shares (the “Sales Agreement”), the Registration Statement, the Prospectus, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.  In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.  In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.  In connection with this opinion, we have assumed that (i) the Board of Directors of the Company or a duly constituted and acting committee thereof will have authorized the delivery by the Company of a placement notice to MLV pursuant to the Sales Agreement specifying the number or amount of the Shares to be sold pursuant thereto, the time period during which sales of such Shares are requested to be made and the minimum price below which such sales may not be made, which minimum price to the Company shall not in any event be less than the par value of the Shares, (ii) all sales will be made in compliance with the minimum price and other terms set forth in such placement notice and the Sales Agreement and in the manner set forth in the Prospectus, (iii) all sales will be made in an “at the market offering” as defined in Rule 415 under the Act and (iv) there will be sufficient shares of Common Stock authorized under the Charter Documents and not otherwise issued or reserved for issuance.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the purchase price therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware.  We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K.  We also consent to the references to our Firm under the headings “Legal Matters” in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

TRF/SMR